Exhibit 99.1

eSpeed Reports Third Quarter 2007 Results

BGC updates preliminary 3Q 2007 results

BGC and eSpeed revise 2008 Outlook upward for the Combined Company

NEW YORK – November 7, 2007 – eSpeed, Inc. (NASDAQ: ESPD), a leading developer of electronic marketplaces and related trading technology for the global capital markets, today reported results for the third quarter ended September 30, 2007.

eSpeed’s Third Quarter Results Summary

	3Q2007 Actual	3Q2006 Actual
GAAP Revenues	$40.4 MM	$38.1 MM
Non-GAAP Operating Revenues	$40.2 MM	$38.1 MM
GAAP Net Income (Loss) Per Diluted Share	$(0.12)	$(0.01)
Non-GAAP Net Operating Income (Loss) Per Diluted Share	$0.01	$0.02

BGC’s Preliminary Third Quarter Results Summary1

BGC announced the following financial highlights related to its preliminary results for the third quarter of 2007:

•	BGC’s third quarter 2007 pre-tax profits were approximately $32.4 million versus a pre-tax loss of $34.3 million in the third quarter of 2006;

•	BGC’s third quarter 2007 revenues increased by 41 percent year-over-year to approximately $272 million;

•	BGC’s third quarter 2007 revenue in Rates increased year-over-year by approximately 38 percent;

•	BGC’s third quarter 2007 Credit revenues were up by approximately 50 percent year-over-year; and

•	BGC’s third quarter 2007 Foreign Exchange revenues increased by approximately 59 percent year-over-year.

Howard W. Lutnick, Chairman, Chief Executive Officer and President of eSpeed, who will become Chairman and co-Chief Executive Officer of the combined company upon the completion of eSpeed’s proposed merger with BGC, stated: “The tremendous growth in profitability for BGC clearly demonstrates the strength of its business model and its highly scalable platform, and also underscores the compelling strategic rationale of combining eSpeed with BGC.”

eSpeed’s Third Quarter Earnings

eSpeed reported a net loss of $6.0 million, or $0.12 per diluted share, for the third quarter of 2007 based on Generally Accepted Accounting Principles (“GAAP”). To reflect earnings generated from the Company's operations, eSpeed also reported non-GAAP net operating income of $0.6 million, or $0.01 per diluted share. The difference between non-GAAP net operating income and GAAP net loss for the quarter was primarily due to $4.9 million in patent litigation costs, $1.0 million in direct expenses associated with the proposed combination with BGC, $0.3 million in charitable contributions related to eSpeed’s September 11, 2007 Charity Day, and $0.4 million in losses from Aqua, in which eSpeed has an equity stake and into which it contributed its previous equities direct access business. All of these differences were net of tax.

In comparison, eSpeed reported a GAAP net loss of $0.5 million, or $0.01 per diluted share, for the third quarter of 2006. eSpeed also reported non-GAAP net operating income of $1.2 million, or $0.02 per diluted share. The difference between

[1]

The non-GAAP results for BGC reflect the effects of the full formation and final separation from Cantor and exclude any costs which may be associated with the formation, separation and merger (including, without limitation, redemption of partnership interests) as well as any one time (i) compensation and (ii) other accounting charges associated with transactions to facilitate repayment of loans to executive officers, exchangeability of BGC Holdings units and other structuring features of the formation, separation and merger. For comparison purposes, please see the results for “Pro Forma BGC Partners Stand-Alone” as contained in eSpeed’s special merger proxy filed with SEC and dated November 6, 2007.

non-GAAP net operating income and the GAAP net loss for the quarter was primarily due to $1.3 million in acquisition-related costs, $0.5 million in patent litigation costs, a $0.2 million charitable contribution to the Cantor Fitzgerald Relief Fund, and a $0.1 million expense related to a tax settlement, partially offset by a payment of $0.5 million related to a litigation settlement. All of these differences were net of tax.

eSpeed’s Third Quarter Revenues

eSpeed reported GAAP revenues of $40.4 million and non-GAAP operating revenues of $40.2 million for the third quarter of 2007. The difference between GAAP and non-GAAP revenues for the third quarter of 2007 reflected Equities Direct Access revenues of $0.2 million.

eSpeed’s total GAAP and non-GAAP operating revenues for the third quarter of 2006 were $38.1 million.

Fully electronic revenues were $16.3 million dollars in the third quarter of 2007, compared with $16.8 million dollars in the third quarter of 2006. Excluding $1.9 million in revenues related to the Wagner patent and recorded as part of “Fully electronic transactions with unrelated parties”, revenues from eSpeed’s fully electronic business were up 10.2 percent from $14.8 million in the third quarter of 2006. Revenues from software solutions were $11.8 million in the quarter compared with $11.4 million in the year ago period. Excluding Wagner-related payments of $2.5 million in the third quarter 2006, and recorded as “Software Solutions and licensing fees from unrelated parties”, software solutions revenues increased by 32.6 percent from $8.9 million in the third quarter of 2006. The Wagner patent expired in February of 2007.

Hybrid voice- and screen-assisted revenues totaled $9.6 million in the third quarter of 2007, up 27.1 percent compared with $7.5 million in the third quarter of 2006. eSpeed’s non-GAAP pre-tax operating margin was 2.4 percent in the third quarter of 2007.

See “Non-GAAP Financial Measures” below for a detailed description of the Company’s non-GAAP financial measures.

Items Impacting GAAP Revenues and Income

The year-over-year growth in quarterly GAAP revenues was due primarily to increases in hybrid screen- and voice-assisted revenues from BGC, partially offset by the loss of revenue related to the Wagner patent. The lost $2.0 million in net income from the Wagner patent, along with acquisition-related expenses and a $3.5 million reserve for the recent patent decision were the primary contributors to eSpeed’s wider GAAP net loss in the third quarter of 2007.

eSpeed’s Cash Flow and Cash

eSpeed generated cash flow from operations of $9.9 million during the third quarter of 2007, compared with $20.8 million during the third quarter of 2006.

The Company also reports free cash flow, which it defines as cash from operations less net cash used in investing activities, including capital expenditures. eSpeed’s free cash flow was ($5.1) million for the third quarter of 2007, compared with $12.9 million in the prior year period.

Excluding related party receivables and payables, free cash flow was ($3.9) million for the third quarter of 2007, compared with $7.6 million for the third quarter of 2006.

The above cash flow measures were negatively impacted in the quarter primarily by a wider net loss and increased capital expenditures mainly related to the opening of an additional data center.

As of September 30, 2007, eSpeed’s cash and cash equivalents were $103.5 million. eSpeed’s short-term assets as of September 30, 2007 also included $2.4 million in marketable securities and an $80 million secured loan receivable.2 In comparison, as of December 31, 2006, eSpeed's cash and cash equivalents were $187.8 million.

Third Quarter Notional Volume and Transactions on the eSpeed System

Total volume on the eSpeed system in the third quarter of 2007 consisted of 3.1 million transactions with a notional value of $33.0 trillion, up 50.4 percent and 33.7 percent, respectively, from the 2.1 million transactions with a notional value of $24.7 trillion in the year-earlier period.

Fully electronic volume on the eSpeed system, excluding new products, was $12.7 trillion for the third quarter of 2007, up 35.3 percent from $9.4 trillion in the third quarter of 2006. Hybrid volume from BGC transacted on the eSpeed network, or the combined total of voice-assisted and screen-assisted volume, was $19.3 trillion for the third quarter of 2007, an increase of 36.9 percent from $14.1 trillion in the third quarter of 2006. Fully electronic volume on the eSpeed system for new products, which the Company defines as foreign exchange, interest rate swaps, futures, credit default swaps, and repurchase agreements, was $990 billion for the third quarter of 2007, down 16.0 percent from the $1.2 trillion reported in the third quarter of 2006 primarily due to a decrease in notional futures volume, partially offset by an increase in fully electronic credit default swap volume.

Preliminary BGC Results

For the third quarter of 2007, BGC’s preliminary revenues were approximately $272 million, up 41% compared to the prior year quarter’s $193 million. BGC recorded pre-tax profits of approximately $32.4 million compared to a pre-tax loss of $34.3 million in the prior-year period.

Continued high levels of global securities and derivatives volume and volatility led to strong organic growth in BGC’s three largest asset class categories. BGC’s revenues in Rates increased by approximately 38 percent, Credit by approximately 50 percent, and Foreign Exchange by approximately 59 percent, all compared to the third quarter of 2006. Revenues from Other Asset Classes increased by approximately 312 percent in the third quarter of 2007 compared to the year-ago quarter due primarily to the November 2006 acquisition of Aurel Leven.

For the third quarter of 2007, Rates represented 51 percent of BGC’s revenues; Credit represented 21 percent; and Foreign Exchange represented 14 percent.

[2]

On July 26, 2007, eSpeed entered into a Secured Promissory Note and Pledge Agreement (the “Secured Loan”) with Cantor in which eSpeed agreed to lend to Cantor up to $100 million (the “Secured Loan Amount”) on a secured basis from time to time. The Secured Loan is guaranteed by a pledge of eSpeed Class A or Class B Common Stock owned by Cantor equal to 125% of the outstanding Secured Loan Amount, as determined on a next day basis. The Secured Loan bears interest at the market rate for equity repurchase agreements plus 0.25% and is payable on demand. The Secured Loan was approved by eSpeed’s Audit Committee. At September 30, 2007, the outstanding balance of the Secured Loan was $80 million.

Outlook for BGC and eSpeed Combined3

BGC’s revenues are expected to be at least $950 million in 2007, up at least 26 percent from $753.7 million in 2006. BGC’s profits are expected to exceed $100 million in 2007. The Combined Company is expected to generate revenues of more than $1,050 million in 2007, up at least 23 percent from $853.6 million in 2006.

For 2008, the Combined Company’s projected revenues are expected to increase by more than 12 percent and to exceed $1,175 million. The Combined Company expects to have 2008 net income before taxes for fully diluted shares (approximately 186 million shares) of at least $160 million or more than a 60 percent increase over 2007.

“Given BGC’s strong results across our geographic and product categories, we remain confident that the Combined Company will experience significant revenue and profit growth in 2008,” said Lee M. Amaitis, Chairman and Chief Executive Officer of BGC and Vice Chairman of eSpeed, who will become co-Chief Executive Officer of BGC Partners Inc. after the completion of the planned merger. “We expect to make further gains in broker productivity in Rates, Credit, and Foreign Exchange, as we continue to use BGC’s strong relationships and eSpeed’s world-class technology to provide outstanding service and execution to the word’s largest banks, investments banks, broker dealers, and trading firms.”

2008 Combined Company compensation expenses before BGC partnership profit distribution are expected to be between 55 and 60 percent of total revenue, while non-compensation expense is expected to be in the range of 27 to 32 percent of total revenue.

The Combined Company expects to have an effective tax rate of approximately 28 percent in 2008, compared to the previous outlook of 27 percent, due to the increase in expected pre-tax income for 2008 which will allow for faster utilization of net operating loss carry forwards. The Combined Company expects to have an effective tax rate of approximately 32.5 percent for 2009 and thereafter. For 2008, this means that the Combined Company expects to have after tax income in excess of $116 million available to fully diluted shares.

The above outlook includes the elimination of revenues related to inter-company transactions of approximately $57 million in 2007 and $61 million in 2008, because of amounts that have historically been associated with inter-company revenue sharing transactions that will cease subsequent to the consummation of the proposed merger.

Third Quarter 2007 Conference Call for Analysts and Investors

eSpeed will host a conference call on Thursday, November 8, 2007 at 8:30 A.M. EST, to discuss the above results. To listen to the call via audio webcast, please visit www.espeed.com. Please note: listeners must have a Real Media or Windows Media plug in and headphones or speakers to listen to the webcast.

About eSpeed, Inc.

eSpeed, Inc. (NASDAQ: ESPD) is a leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world's largest government bond markets and other fixed income and foreign exchange marketplaces. eSpeed's suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial products over eSpeed’s global private network or via the Internet. eSpeed's neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading at the world's largest fixed income and foreign exchange trading firms and major exchanges. To learn more, please visit www.espeed.com.

[3]

The non-GAAP outlook for the combined company and for BGC reflects the effects of the full formation and final separation from Cantor and excludes any costs which may be associated with the formation, separation and merger (including, without limitation, redemption of partnership interests) as well as any one time (i) compensation and (ii) other accounting charges associated with transactions to facilitate repayment of loans to executive officers, exchangeability of BGC Holdings units and other structuring features of the formation, separation and merger. For comparison purposes, please see the results for “Pro Forma BGC Partners Stand-Alone” as contained in eSpeed’s special merger proxy filed with SEC and dated November 6, 2007.

On May 29, 2007, eSpeed announced that it had entered into an Agreement and Plan of Merger, dated as of May 29, 2007 with BGC Partners, Inc. (“BGC Partners”); Cantor Fitzgerald, L.P. (“Cantor”); BGC Partners, L.P., a Delaware limited partnership; BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership; and BGC Holdings, L.P., a Delaware limited partnership pursuant to which eSpeed will acquire BGC Partners through a merger of BGC Partners with and into eSpeed. For more information, see eSpeed’s Report on Form 8-K dated May 29, 2007, and its preliminary proxy statement dated November 6, 2007, as well is its definitive proxy statement when it becomes available.

About BGC

BGC is a leading inter-dealer broker, providing integrated voice and electronic execution and other brokerage services to banks, brokerage houses and investment banks for a broad range of global financial products including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments. This is complemented by market data products for selected financial instruments. Named after fixed income trading innovator B. Gerald Cantor, BGC has offices in London, New York, Copenhagen, Istanbul, Nyon, Paris, Mexico City, Toronto, Hong Kong, Seoul, Singapore, Sydney, Tokyo, Beijing (representative office). To learn more, please visit www.bgcpartners.com.

Important Information

In connection with the proposed Merger, the Company filed a preliminary proxy statement on November 6, 2007, and intends to file a definitive proxy statement and related materials with the U.S. Securities and Exchange Commission (the “SEC”) for the meeting of stockholders to vote on the proposed Merger. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF THE COMPANY’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY, IF AND WHEN THEY BECOME AVAILABLE. The preliminary proxy statement and related materials are, and the definitive proxy statement, when it becomes available, will be available for free (along with any other documents and reports filed by the Company with the SEC) at the SEC’s website, www.sec.gov, and at the Company’s website, www.espeed.com.

Participant Information

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Certain information regarding the participants and their interests in the solicitation are set forth in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, which was filed with the SEC on August 23, 2007, and is set forth in the preliminary proxy statement filed with the SEC on November 6, 2007, and will be set forth in its definitive proxy statement when it becomes available for the Company’s meeting of stockholders to vote on the proposed Merger. Stockholders may obtain additional information regarding the proposed Merger by reading the preliminary proxy statement and the definitive proxy statement and the related materials relating to the proposed Merger when they become available.

Non-GAAP Financial Measures

To supplement eSpeed's consolidated financial statements presented in accordance with GAAP and to better reflect the Company's quarter-over-quarter and comparative year-over-year operating performance, eSpeed uses non-GAAP financial measures of revenues, net income and earnings per share, which are adjusted to exclude certain expenses and gains. In addition, the Company provides a computation of free cash flow. These non-GAAP financial measurements do not replace the presentation of eSpeed’s GAAP financial results but are provided to improve overall understanding of the Company's current financial performance and its prospects for the future. Specifically, eSpeed believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to the Company’s financial condition and results from operations. In addition, eSpeed's management uses these measures for reviewing the Company’s financial results and evaluating eSpeed’s financial performance.

For the third quarter of 2007, the difference between GAAP net loss and non-GAAP net operating income was approximately $6.6 million, net of tax, while the difference between GAAP revenues and non-GAAP operating revenues was approximately $0.2 million. eSpeed considers “non-GAAP net operating income” to be after-tax income generated from the Company’s continuing operations excluding certain non-recurring or non-core items such as, but not limited to, asset impairments, litigation judgments, costs or settlements, restructuring charges, costs related to potential acquisitions, charitable contributions, insurance proceeds, business partner securities, gains or losses on investments and similar events. eSpeed considers “non-GAAP operating revenues” to be net revenue excluding these same items.

The amortization of patent costs and associated licensing fees (including those made in settlement of litigation) from such patents are generally treated as operating items. Material judgments or settlement amounts paid or received and impairments to all or a portion of such assets are generally treated as non-operating items. Management does not provide guidance of GAAP net income because certain items identified as excluded from non-GAAP net operating income are difficult to forecast.

Discussion of Forward-Looking Statements

The information in this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

The actual results of eSpeed, BGC or the combined company in the merger (“we”, “our” or the “combined company”) and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy for eSpeed, BGC and/or the combined company include, but are not limited to, the combined company’s relationship with Cantor and its affiliates and any related conflicts of interests, competition for and retention of brokers and other managers and key employees, pricing and commissions and market position with respect to any of our products, and that of the combined company’s respective competitors, the effect of industry concentration and consolidation, and market conditions, including trading volume and volatility, as well as economic or geopolitical conditions or uncertainties. Results may also be impacted by the extensive regulation of our respective businesses and risks relating to compliance matters, as well as factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk as well as counterparty failure. Factors may also include the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property or employment or other litigation and their related costs, and certain financial risks, including the possibility of future losses and negative cash flow from operations, risks of obtaining financing and risks of the resulting leverage, as well as interest and currency rate fluctuations.

Discrepancies may also result from such factors as the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services, to secure and maintain market share, to enter into marketing and strategic alliances, and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities, and joint ventures, and the integration of any completed transactions, to hire new personnel, to expand the use of technology for screen-assisted, voice-assisted and fully electronic trading and to effectively manage any growth that may be achieved. Results are also subject to risks relating to the proposed merger and separation of the BGC businesses and the relationship between the various entities, financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls, our ability to prepare historical and pro forma financial statements and reports in a timely manner, and other factors, including those that are discussed under “Risk Factors” in each of eSpeed’s Annual Report on Form 10-K/A for the year ended December 31, 2006, which was filed with the SEC on August 23, 2007 and BGC’s Registration Statement on Form S-1 filed with the SEC on February 8, 2007 (Registration No. 333-140531) to the extent applicable.

We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to update these statements in light of subsequent events or developments.

Media: Robert Hubbell 212-294-7820 rhubbell@espeed.com	Investors: Jason McGruder 212-829-4988 jmcgruder@espeed.com

eSpeed, Inc and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)

(in thousands, except per share data)

	September 30, 2007	December 31, 2006
	(Unaudited)	Restated
Assets
Cash and cash equivalents	$11,141	$21,838
Reverse repurchase agreements with related parties	92,326	166,009

Total cash and cash equivalents	103,467	187,847

Marketable securities	2,393	—
Secured loan receivable from related party	80,000	—
Fixed assets, net	60,680	57,443
Investments	8,700	7,780
Goodwill	12,184	12,184
Other intangible assets, net	5,984	6,949
Receivable from related parties	14,325	7,145
Other assets	13,862	13,725

Total assets	$301,595	$293,073

Liabilities and Stockholders’ Equity
Current liabilities:
Payable to related parties	9,457	7,751
Accounts payable and accrued liabilities	40,907	24,129

Total current liabilities	50,364	31,880

Deferred income	7,069	8,114

Total liabilities	57,433	39,994

Stockholders’ Equity:
Class A common stock, par value $0.01 per share; 200,000 shares authorized; 36,459 and 36,407 shares issued and 29,957 and 36,407 shares outstanding at September 30, 2007 and December 31, 2006, respectively	365	364
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 20,498 shares issued at September 30, 2007 and December 31, 2006, respectively	205	205
Additional paid-in capital	302,555	299,682
Treasury stock, at cost; 6,502 and 6,488 shares of Class A common stock at September 30, 2007 and December 31, 2006 respectively	(62,597)	(62,597)
Accumulated other comprehensive loss	(88)	—
Retained earnings	3,722	15,425

Total stockholders’ equity	164,162	253,079

Total liabilities and stockholders’ equity	$301,595	$293,073

eSpeed, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	Restated	(Unaudited)	Restated
Revenues:
Transaction revenues
Fully electronic transactions with related parties	$16,150	$14,598	$48,311	$45,983
Fully electronic transactions with unrelated parties	171	2,154	1,978	4,793

Total fully electronic transactions	16,321	16,752	50,289	50,776
Voice-assisted brokerage transactions with related parties	7,214	6,125	20,993	20,028
Screen-assisted open outcry transactions with related parties	2,349	1,398	6,151	4,262

Total transaction revenues	25,884	24,275	77,433	75,066

Software Solutions fees from related parties	9,257	7,444	26,947	22,893
Software Solutions and licensing fees from unrelated parties	2,716	3,914	9,057	11,285
Insurance recovery	—	—	—	3,500
Interest income	2,527	2,470	7,537	6,925

Total revenues	40,384	38,103	120,974	119,669

Expenses:
Compensation and employee benefits	16,022	13,616	45,235	39,846
Amortization of software development costs and other intangible assets	4,800	5,691	15,171	18,078
Other occupancy and equipment	8,510	8,130	26,916	28,409
Professional and consulting fees	6,050	2,639	13,056	6,774
Loss contingency	3,500	—	3,500
Impairment of long lived assets	—	—	4,010	—
Communications and client networks	2,224	2,088	6,511	6,115
Marketing	244	145	700	742
Administrative fees to related parties	3,345	2,616	10,330	9,713
Amortization of business partner and non-employee securities	—	—	—	19
Acquisition related costs	1,598	2,026	5,305	2,026
Other expenses	3,372	1,888	8,244	5,848

Total operating expenses	49,665	38,839	138,978	117,570

(Loss) income before income taxes	(9,281)	(736)	(18,004)	2,099

Income tax (benefit) provision	(3,276)	(210)	(6,510)	885

Net (loss) income	$(6,005)	$(526)	$(11,494)	$1,214

Per share data:
Basic earnings per share	$(0.12)	$(0.01)	$(0.23)	$0.02

Diluted earnings per share	$(0.12)	$(0.01)	$(0.23)	$0.02

Basic weighted average shares of common stock outstanding	50,455	50,176	50,442	50,243

Diluted weighted average shares of common stock outstanding	50,455	50,176	50,442	51,206

eSpeed, Inc. and Subsidiaries

NON-GAAP CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	Restated	(Unaudited)	Restated
Revenues:
Transaction revenues
Fully electronic transactions with related parties	$16,150	$14,598	$48,311	$45,983
Fully electronic transactions with unrelated parties	171	2,154	1,978	4,793

Total fully electronic transactions	16,321	16,752	50,289	50,776
Voice-assisted brokerage transactions with related parties	7,214	6,125	20,993	20,028
Screen-assisted open outcry transactions with related parties	2,349	1,398	6,151	4,262

Total transaction revenues	25,884	24,275	77,433	75,066

Software Solutions fees from related parties	9,257	7,444	26,947	22,893
Software Solutions and licensing fees from unrelated parties	2,504	3,914	8,242	11,285
Interest income	2,527	2,434	7,537	6,490

Total non-GAAP revenues	40,172	38,067	120,159	115,734

Expenses:
Compensation and employee benefits	15,877	13,379	44,723	39,810
Amortization of software development costs and other intangibles	4,714	5,691	14,847	16,915
Other occupancy and equipment	8,336	8,131	26,140	24,503
Administrative fees to related parties	3,302	2,616	10,080	9,713
Professional and consulting fees	2,113	1,789	5,380	4,387
Communications and client networks	2,224	2,088	6,454	6,115
Marketing	244	145	700	742
Other expenses	2,400	2,198	7,075	6,159

Total non-GAAP operating expenses	39,210	36,037	115,399	108,344

Non-GAAP income before income taxes	962	2,030	4,760	7,390

Non-GAAP provision for income taxes	365	835	1,805	2,886

Non-GAAP net operating income	597	1,195	2,955	4,504

Non-operating loss:
Charitable contribution Re: 9/11, net of tax	(314)	(242)	(314)	(242)
Amortization of business partner and non-employee securities, net of tax	—	—	—	(11)
Litigation costs, net of tax	(4,916)	(530)	(7,183)	(1,485)
Loss on investment, net of tax	(376)	—	(1,044)	—
Legal settlement, net of tax	—	458	—	458
Acquisition related costs, net of tax	(996)	(1,260)	(3,369)	(1,260)
Accelerated depreciation, net of tax	—	—	—	(689)
Office relocation cost, net of tax	—	—	—	(2,360)
Tax settlement, net of tax	—	(147)	—	226
Insurance recovery, net of tax	—	—	—	2,073
Impairment of long lived assets, net of tax	—	—	(2,539)	—

Total non-operating loss	(6,602)	(1,721)	(14,449)	(3,290)

Net (loss) income	$(6,005)	$(526)	$(11,494)	$1,214

Per share data:
Basic non-GAAP income before income taxes per share	$0.02	$0.04	$0.09	$0.14
Basic non-GAAP provision for income taxes per share	$0.01	$0.02	$0.03	$0.06

Basic non-GAAP net operating income per share	$0.01	$0.02	$0.06	$0.08
Basic non-operating loss per share	$(0.13)	$(0.03)	$(0.29)	$(0.06)

Basic GAAP earnings per share	$(0.12)	$(0.01)	$(0.23)	$0.02

Diluted non-GAAP income before income taxes per share	$0.02	$0.04	$0.09	$0.14
Diluted non-GAAP provision for income taxes per share	$0.01	$0.02	$0.03	$0.06

Diluted non-GAAP net operating income per share	$0.01	$0.02	$0.06	$0.08
Diluted non-operating loss per share	$(0.13)	$(0.03)	$(0.29)	$(0.06)

Diluted GAAP earnings per share	$(0.12)	$(0.01)	$(0.23)	$0.02

Basic weighted average shares of common stock outstanding	50,455	50,176	50,442	50,243

Diluted weighted average shares of common stock outstanding	50,455	50,176	50,442	51,206

Additional data:
Non-GAAP pre-tax operating margin	2.4%	5.3%	4.0%	6.4%

eSpeed, Inc. & Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	Restated	(Unaudited)	Restated
Cash flows from operating activities:
Net (loss) income	$(6,005)	$(526)	$(11,494)	$1,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,196	8,841	23,559	27,564
Insurance recovery from related parties	—	—	—	(3,500)
Impairment of long lived assets	—	—	4,010	—
Equity in net loss of unconsolidated investments	308	11	413	(33)
Deferred income tax expense	(3,311)	(223)	(6,792)	(841)
Stock-based compensation	814	637	2,513	1,719
Tax benefit from stock-based compensation	—	13	44	106
Excess tax benefits from stock-based compensation	—	(8)	(49)	(47)
Recognition of deferred revenue	(1,556)	(1,008)	(3,915)	(2,857)
Changes in operating assets and liabilities:
Receivable from related parties	(3,954)	3,932	(7,180)	(744)
Other assets	(1,130)	2,657	(1,244)	(4,573)
Payable to related parties	2,791	1,374	1,706	(2,115)
Accounts payable and accrued expenses	13,607	4,206	23,166	11,732
Deferred income	1,148	877	2,870	2,517

Net cash provided by operating activities	9,908	20,783	27,607	30,142

Cash flows (used in) investing activities:
Secured loan to related party	(80,000)	—	(80,000)	—
Insurance proceeds from related parties	—	—	—	3,500
Purchase of fixed assets	(9,701)	(4,087)	(12,944)	(8,755)
Purchase of marketable securities	(147)	—	(2,481)	—
Capitalization of software development costs	(4,548)	(3,358)	(16,148)	(11,658)
Capitalization of patent defense and registration costs	(566)	(436)	(1,332)	(1,011)
Decrease in restricted cash	—		1,827
Purchase of investment	—		(750)

Net cash used in investing activities	(94,962)	(7,881)	(111,828)	(17,924)

Cash flows provided by (used in) provided by financing activities:
Repurchase of Class A common stock	—	—	(373)	—
Proceeds from exercises of stock options and warrants	—	52	165	421
Excess tax benefit from stock based compensation	—	8	49	47

Net cash provided by (used in) financing activities	—	60	(159)	468

Net (decrease) increase in cash and cash equivalents	(85,054)	12,962	(84,380)	12,686

Cash and cash equivalents at beginning of period	3,624	37,495	21,838	37,070
Reverse repurchase agreements with related parties at beginning of period	184,897	140,666	166,009	141,365

Total cash and cash equivalents at beginning of period	188,521	178,161	187,847	178,435

Cash and cash equivalents at end of period	11,141	94,149	11,141	94,149
Reverse repurchase agreements with related parties at end of period	92,326	96,972	92,326	96,972

Total cash and cash equivalents at end of period	$103,467	$191,121	$103,467	$191,121

Supplemental cash information:
Cash paid for income taxes	$87	$46	$122	$145
Supplemental disclosure of non-cash investing activities:
Contribution of net fixed assets to related party	—	—	$(583)	—

eSpeed, Inc. & Subsidiaries

CONSOLIDATED STATEMENTS OF FREE CASH FLOWS (unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September, 30
	2007	2006	2007	2006
	(Unaudited)	Restated	(Unaudited)	Restated
Non-GAAP income before income taxes	$962	$2,030	$4,760	$7,390
Depreciation and amortization	7,196	8,841	23,559	27,564
Recognition of deferred income	—	—	—	—
Other non-cash and non-operating items	(10,764)	(2,746)	(19,914)	(10,154)

Non-GAAP (loss) income before income taxes adjusted for depreciation, amortization and other	(2,606)	8,125	8,405	24,800

Provision for income taxes on non-GAAP operating income	(365)	(835)	(1,805)	(2,886)
Income tax provision on non-operating income	3,641	1,045	8,315	2,001
Deferred income tax expense	(3,311)	(223)	(6,792)	(841)
Tax benefit from stock-based compensation	—	13	44	106
Income taxes paid	87	46	122	145

Increase (decrease) in current income tax payable	52	46	(116)	(1,475)

Changes in related party receivable and payable, net	(1,163)	5,306	(5,474)	(2,859)
Changes in other operating assets and liabilities, net	13,625	7,306	24,792	9,676

Net cash provided by operating activities	9,908	20,783	27,607	30,142

Insurance proceeds from related parties	—	—	—	3,500
Purchase of fixed assets	(9,701)	(4,087)	(12,944)	(8,755)
Purchase of marketable securities	(147)	—	(2,481)	—
Capitalization of software development costs	(4,548)	(3,358)	(16,148)	(11,658)
Capitalization of patent defense and registration costs	(566)	(436)	(1,332)	(1,011)
Purchase of Investment	—	—	(750)	—
Decrease in restricted cash	—	—	1,827	—

Free cash flows	(5,054)	12,902	(4,221)	12,218

Related party receivable and payable, net	1,163	(5,306)	5,474	2,859

Free cash flows, net of related party activity	$(3,891)	$7,596	$1,253	$15,077

eSpeed, Inc. and Subsidiaries

RECONCILIATION of NON-GAAP FINANCIAL MEASURES TO GAAP (unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	Restated	(Unaudited)	Restated
Revenues	$40,172	38,067	$120,159	115,734
Insurance recovery [a]	—	—	—	3,500
Tax settlement [b]	—	—	—	399
Legal settlement [d]		36		36
eSpeed Equities [c]	212	—	815	—

GAAP revenues	$40,384	$38,103	$120,974	$119,669

Operating expenses	$39,210	$36,037	$115,399	$108,344
Amortization of business partner and non-employee securities [d]	—	—	—	19
Litigation costs [e]	7,436	850	11,176	2,387
Tax settlement [f]	—	237	—	36
Legal settlement		(700)		(700)
Accelerated amortization [g]	—	—	—	1,162
Office relocation costs [h]	—	—	—	3,907
Acquisition related costs [i]	1,598	2,026	5,305	2,026
Impairment of long lived assets (j)	—	—	4,010	—
Charitable contribution Re: 9/11[k]	628	389	628	389
Loss on investment (l)	793	—	2,460	—

GAAP expenses	$49,665	$38,839	$138,978	$117,570

Pre-tax operating income	$962	$2,030	$4,760	$7,390
Sum of reconciling items = [a] + [b] + [c] - [d] - [e] - [f] - [g] - [h] - [i] - [j] - [k] - [l]	(10,243)	(2,766)	(22,764)	(5,291)

GAAP (loss) income before income tax provision	$(9,281)	$(736)	$(18,004)	$2,099

Non-GAAP provision for income taxes	$365	$835	$1,805	$2,886
Income tax benefit on non-operating income [m]	(3,641)	(1,045)	(8,315)	(2,001)

GAAP (benefit) provision for income taxes	$(3,276)	$(210)	$(6,510)	$885

Non-GAAP net operating income	$597	$1,195	$2,955	$4,504
Sum of reconciling items = [a] + [b] + [c] - [d] - [e] - [f] - [g] - [h] - [i] - [j] - [k] - [l] - [m]	(6,602)	(1,721)	(14,449)	(3,290)

GAAP net (loss) income	$(6,005)	$(526)	$(11,494)	$1,214

eSpeed, Inc. and Subsidiaries

Quarterly Market Activity Report

The following table provides certain volume and transaction count information on the eSpeed system for the periods indicated.

						% Change	% Change
	3Q06	4Q06	1Q07	2Q07	3Q07	3Q07 vs 2Q07	3Q07 vs 3Q06
Volume (in billions)
Fully Electronic Volume—Excluding New Products	9,381	9,813	11,809	10,281	12,689	23.4%	35.3%
Fully Electronic Volume—New Products*	1,179	1,335	1,415	1,066	990	(7.1)%	(16.0)%

Total Fully Electronic Volume	10,560	11,148	13,224	11,347	13,679	20.6%	29.5%

Voice-Assisted Volume	8,217	7,933	8,884	9,820	10,883	10.8%	32.5%
Screen-Assisted Volume	5,898	6,111	7,486	7,317	8,438	15.3%	43.1%

Total Voice/Screen-Assisted Volume	14,115	14,044	16,370	17,137	19,321	12.7%	36.9%

Total Volume	24,675	25,192	29,594	28,484	33,000	15.9%	33.7%

Transaction Count
Fully Electronic Transactions—Excluding New Products	1,687,779	1,764,930	2,062,341	1,749,219	2,660,756	52.1%	57.6%
Fully Electronic Transactions—New Products*	140,539	142,239	144,378	153,673	128,425	(16.4)%	(8.6)%

Total Fully Electronic Transactions	1,828,318	1,907,169	2,206,719	1,902,892	2,789,181	46.6%	52.6%

Voice-Assisted Transactions	183,646	177,789	201,250	209,504	216,436	3.3%	17.9%
Screen-Assisted Transactions	66,451	62,977	92,496	114,320	119,370	4.4%	79.6%

Total Voice/Screen-Assisted Volume	250,097	240,766	293,746	323,824	335,806	3.7%	34.3%

Total Transactions	2,078,415	2,147,935	2,500,464	2,226,716	3,124,987	40.3%	50.4%

Trading Days	63	62	62	64	63

*	New Products defined as Foreign Exchange, Interest Rate Swaps, Repos, Futures, and Credit Default Swaps. CBOT Futures volume calculated based on per contract notional value of $200,000 for the two year contract and $100,000 for all others.

Global Interest Rate Futures Volume (1)
CBOT—US Treasury Contracts	126,285,125	129,828,448	161,232,523	171,180,151	190,159,708	11.1%	50.6%
CME—Euro $ Contracts	127,101,116	130,341,959	152,724,717	148,244,973	180,358,177	21.7%	41.9%
EUREX—Bund Contracts	72,591,730	74,001,534	88,987,126	88,867,284	91,302,644	2.7%	25.8%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	32,171	30,742	34,437	33,100	39,414	19.1%	22.5%
Average Daily UST Volume	511	496	555	517	626	21.0%	22.5%

NYSE—Volume (shares traded)—in millions (3)	108,825	114,434	123,765	127,755	145,470	13.9%	33.7%
Transaction Value—in millions	3,941,583	4,316,756	4,943,056	5,339,909	6,015,397	12.6%	52.6%

NASDAQ—Volume (shares traded)—in millions (4)	116,510	121,477	131,410	134,007	136,916	2.2%	17.5%
Transaction Value—in millions	2,587,538	2,945,401	3,300,788	3,526,949	3,896,657	10.5%	50.6%

Sources: (1) Futures Industry Association—Monthly Volume Report—(www.cbot.com, www.cme.com, www.eurexchange.com)

(2) www.ny.frb.org/pihome/statistics/dealer—Federal Reserve Bank

(3) NYSE—www.nyse.com

(4) NASDAQ—www.marketdata.nasdaq.com

Trading Days
2007
Q1	Q2	Q3	Q4
62	64	63	62

2006
Q1	Q2	Q3	Q4
62	63	63	62